Exhibit 10.1

February 22, 2016

Alan Goldman

Re: Offer of Employment at eXp Realty International Corp

Dear Alan:

We are very pleased to invite you to join eXp Realty International Corporation (the “Company” or “eXp”) in the role of Chief Financial Officer.

Duties and Responsibilities

Your initial assignment will be as Chief Financial Officer, reporting to me in my role as Chief Executive Officer. You will also be a member of our Executive Team. This offer is for a full time position with a start date of March 18, 2016.

Salary

Your initial annual base salary will be $150,000 for full-time employment, payable in accordance with the Company’s customary payroll practice. Salary is subject to periodic review and adjustment by the Company’s management.

Vacation and Holidays

You will accrue vacation at the rate of three (3) weeks per year. You also will be entitled to take all paid holidays under the Company’s then-current schedule.

Sign On Bonus

You will be granted 100,000 shares of restricted stock subject to the terms of the Company’s 2015 Equity Incentive Plan (“Plan”). These shares will vest 1/4 th (25% of the sign on bonus) each quarter anniversary from the start date so that the entire award will be vested after one year of employment.

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Stock Options

The Board of Directors will grant you a stock option to purchase 500,000 shares of the Company’s Common Stock under the Plan, unless otherwise stated below terms regarding this grant will coincide with the Plan. The Board of Directors has approved the grant of the award with the following terms:

The exercise price for this option will be based on the fair value of the Company’s stock as of the first day of your employment.

Following your formal written acceptance of the stock option award, the option will become vested according to the following schedule:

·	1/16th of the option shares (6.25% of the total option grant) will vest each quarterly anniversary from the start date during the term of the option, so that the entire option is vested after four years of continuous employment.

Other Benefits

The Company will allow you to participate with any benefits that, from time to time in its sole discretion, will provide. Though other formal benefits are not currently in place, the Executive Team is consistently considering putting in place additional benefits for its employees, such as a potential 401(k) plan, health insurances (medical, dental, and vision) or severance agreements. If and or when approved by the executive team you will be eligible to participate.

Confidential Information

In an effort for the Company to safeguard its proprietary and confidential information, we may ask you to sign a confidentiality agreement. We also wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

At-Will Employment

While we look forward to a long and mutually beneficial relationship, should you decide to accept the offer you will be an “at-will” employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit or incentive program does not assure continuing employment for any particular period of time.

Authorization to Work

Federal government regulations require that all prospective employees present documentation of their identity and demonstrate that they are authorized to work in the United States.

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Non-competition

You agree that, during your employment with eXp you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of eXp.

You also agree that for 3 years following the date on which you are no longer employed by the Company, you will not, and will cause its respective affiliates not to, directly or indirectly, hire or otherwise use or solicit any customer, client, account, employee, agent, consultant or representative of the Company or encourage any such party to terminate or diminish its relationship with Company.

Complete Offer and Agreement

This letter contains our complete understanding and agreement regarding the terms of your employment by the Company.

There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company.

Start Date; Acceptance of Offer

We hope that you will accept this offer promptly, and begin your full-time employment at eXp Realty International Corporation by March 18, 2016.

As we have discussed, Alan, our team was impressed by your accomplishments and potential, and we are enthusiastic at the prospect of you joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of eXp Realty International Corporation.

Sincerely,

/s/ Glenn Sanford

Glenn Sanford

Chief Executive Officer

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